Exhibit 99.1

              Duratek Reports First Quarter 2006 Results

    COLUMBIA, Md.--(BUSINESS WIRE)--April 27, 2006--Duratek, Inc. (NASDAQ:DRTK) today announced revenues of $73.4 million for the quarter ended March 31, 2006. This was an increase of $2.8 million, or 4%, over the $70.6 million achieved in the comparable period in 2005. The additional revenues were primarily attributable to increased waste processed for the Big Rock Point nuclear power plant decommissioning project by the Commercial Processing and Disposal business segment. This increase was partially offset by lower revenues achieved by the Federal Services and Commercial Services segments due to decreases in work performed on certain Department of Energy site cleanup contracts and commercial decommissioning projects.
    Net income was $3.2 million, or $0.21 per diluted share, for the quarter ended March 31, 2006, as compared to net income of $4.9 million, or $0.32 per diluted share, for the same period in 2005. The decrease in net income was due primarily to higher selling, general, and administrative expenses of $2.3 million relating to costs associated with the transaction with EnergySolutions, LLC, announced on February 7, 2006, and to $0.3 million to expense stock options as a result of adopting SFAS 123(R) Share-Based Payment in the first quarter of 2006.
    Robert E. Prince, President and CEO, said, "Although the core business continued to provide performance at a level comparable to last year, our near term challenge is adding sufficient new business to replace the revenue from major contracts ending in 2006 and provide incremental growth. Over the longer term, we need to expand our service offerings and customer base in order to grow the business. Certainly, we believe that the combination with EnergySolutions, LLC, provides for better growth prospects then we can achieve as a free-standing company."
    Robert F. Shawver, Executive Vice President and CFO added, "Both the Fernald contract and the Big Rock Point decommissioning contract are scheduled to be completed later in 2006. These two projects generated a combined $21.0 million in high margin revenues in 2005 and are likely to contribute even more in 2006. Replacing these contracts is an important challenge for the near term."

    The unaudited consolidated balance sheets, consolidated statements of operations, and condensed consolidated statements of cash flows are attached.

    A conference call will be held today at 10:00 a.m. Eastern Time. Investors can listen to the conference call by logging into www.duratekinc.com or by calling 1-800-857-7001, passcode "Duratek". In addition to the webcast and teleconference, the Company will be placing a presentation of the data on its website under the investor relations "presentation" section. We encourage investors to listen to the call in addition to viewing the presentation.
    A replay of the call will be available at approximately 1:00 p.m. Eastern Time today through May 27, 2006 at 5:00 p.m. Eastern Time by dialing 1-800-871-1327. The webcast will be archived on the Duratek website for at least 30 days.

    About Duratek

    Duratek provides safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers.

    Important Additional Information and Where to Find It

    Duratek has filed with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information. Investors are urged to read the proxy statement because it contains important information. A definitive proxy statement has been sent to Duratek's stockholders seeking their approval of the transaction. Investors may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission's website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

    Safe Harbor

    This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. All forward-looking statements are expressly qualified in their entirety by the cautionary statements detailed from time to time in Duratek's filings with the Commission, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. The information set forth herein speaks only as of the date hereof, and Duratek disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof.



                    DURATEK, INC. AND SUBSIDIARIES

                     Consolidated Balance Sheets

           (in thousands of dollars, except share amounts)

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
                   Assets                    (unaudited)      (1)
Current assets:
  Cash and cash equivalents                  $     8,995  $    18,440
  Accounts receivable, net of allowance for
   doubtful accounts of $19 in 2006 and $18
   in 2005                                        38,391       36,247
  Cost and estimated earnings in excess of
   billings on uncompleted contracts              34,742       14,417
  Prepaid expenses and other current assets        7,439        5,694
                                             ------------ ------------
    Total current assets                          89,567       74,798

Retainage                                             76        1,039
Property, plant and equipment, net                60,597       61,802
Goodwill                                          72,129       72,129
Other intangible assets                            2,464        2,708
Decontamination and decommissioning trust
 fund                                             19,329       19,295
Other assets                                      13,048       32,143
                                             ------------ ------------
    Total assets                             $   257,210  $   263,914
                                             ============ ============

    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt          $       658  $       708
  Accounts payable                                 9,519       11,894
  Due to State of South Carolina                   8,264        6,911
  Accrued expenses and other current
   liabilities                                    19,106       21,783
  Unearned revenues                               10,382       13,359
  Waste processing and disposal liabilities        5,306        4,300
                                             ------------ ------------
    Total current liabilities                     53,235       58,955

Long-term debt, less current portion              63,698       68,648
Facility and equipment decontamination and
 decommissioning liabilities                      39,166       38,927
Other noncurrent liabilities                       7,464        7,525
                                             ------------ ------------
    Total liabilities                            163,563      174,055
                                             ------------ ------------

Stockholders' equity:
  Preferred stock - $0.01 par value;
   authorized 4,740,000 shares; none issued            -            -
  Series B junior participating preferred
   stock, $0.01 par value; 100,000 shares
   authorized; none issued                             -            -
  Common stock - $0.01 par value; authorized
   35,000,000 shares; issued 16,499,071
   shares at March 31, 2006 and 16,470,624
   shares at December 31, 2005                       165          165
  Capital in excess of par value                  90,447       89,891
  Employee stock trust                             1,323        1,323
  Retained earnings                               12,612        9,380
  Treasury stock at cost, 1,770,306 shares
   at March 31, 2006 and December 31, 2005       (10,900)     (10,900)
                                             ------------ ------------
    Total stockholders' equity                    93,647       89,859

                                             ------------ ------------
    Total liabilities and stockholders'
     equity                                  $   257,210  $   263,914
                                             ============ ============

(1) The Consolidated Balance Sheet as of December 31, 2005 has been derived from our audited Consolidated Balance Sheet included in our Annual Report on Form 10-K for the year ended December 31, 2005.


                    DURATEK, INC. AND SUBSIDIARIES

                Consolidated Statements of Operations

               (in thousands, except per share amounts)

                                                 Three months ended
                                               -----------------------
                                                March 31,   April 1,
                                                  2006        2005
                                               ----------- -----------
                                                     (unaudited)
Revenues                                       $   73,437  $   70,612
Cost of revenues                                   54,519      52,880
                                               ----------- -----------
  Gross profit                                     18,918      17,732
Selling, general and administrative expenses       11,908       8,413
                                               ----------- -----------
  Income from operations                            7,010       9,319
Interest expense                                   (1,685)     (1,489)
Other income, net                                     166          73
                                               ----------- -----------

  Income before income taxes and equity in
   income of joint ventures                         5,491       7,903
Income taxes                                        2,350       3,046
                                               ----------- -----------

  Income before equity in income of joint
   ventures                                         3,141       4,857
Equity in income of joint ventures                     91           3
                                               ----------- -----------

  Net income                                   $    3,232  $    4,860
                                               =========== ===========


Weighted average common stock outstanding:
  Basic                                            14,866      14,664
                                               =========== ===========
  Diluted                                          15,240      15,268
                                               =========== ===========
Income per share:
  Basic                                        $     0.22  $     0.33
                                               =========== ===========

  Diluted                                      $     0.21  $     0.32
                                               =========== ===========


                    DURATEK, INC. AND SUBSIDIARIES

           Condensed Consolidated Statements of Cash Flows

                      (in thousands of dollars)

                                                 Three months ended
                                               -----------------------
                                                March 31,   April 1,
                                                  2006        2005
                                               ----------- -----------
                                                     (Unaudited)
Cash flows from operating activities:
  Net income                                   $    3,232  $    4,860
  Adjustments to reconcile net income to net
   cash used in operating activities:
    Depreciation and amortization                   2,525       2,613
    Other non-cash charges                            203          (8)
    Changes in operating assets and
     liabilities                                   (9,524)    (22,549)
                                               ----------- -----------
Net cash used in operating activities              (3,564)    (15,084)
                                               ----------- -----------

Net cash used in investing activities                (912)     (1,379)
                                               ----------- -----------

Net cash (used in) provided by financing
 activities                                        (4,969)        244
                                               ----------- -----------
      Net decrease in cash                         (9,445)    (16,219)

Cash and cash equivalents, beginning of period     18,440      23,296
                                               ----------- -----------
Cash and cash equivalents, end of period       $    8,995  $    7,077
                                               =========== ===========




    CONTACT: Duratek, Inc.
             Diane R.  Brown, 410-312-5100
             or
             Robert F. Shawver, 410-312-5100

             www.duratekinc.com